Exhibit 4.10

EXISTING RCF ACCESSION LETTER

To: ING Bank N.V., London Branch as Facility Agent

From:  3E (Cyprus) Limited and Coca-Cola HBC AG.

Dated:  9 October 2013

Dear Sirs

COCA-COLA HBC AG - €500,000,000 SYNDICATED MULTI-CURRENCY
REVOLVING CREDIT FACILITY AGREEMENT
DATED 12 MAY 2011 (AS AMENDED, RESTATED AND SUPPLEMENTED FROM
TIME TO TIME) (THE “FACILITY AGREEMENT”)

1.                                We refer to the Facility Agreement.  This is an Accession Letter.  Terms defined in the Facility Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                3E (Cyprus) Limited agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement as an Additional Guarantor pursuant to Clause 24.4 (Additional Guarantors) of the Facility Agreement.  3E (Cyprus) Limited is a company duly incorporated under the laws of Cyprus.

3.                                3E (Cyprus) Limited’s administrative details are as follows:

Address:                                           9 Fragoklissias Street,  Maroussi, Athens, P.C. 151 25, Greece

Fax :                                                              0030 210 618 3275

Attention:                                   Director of Treasury

4.                                This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

5.                                The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this deed (including a dispute regarding the existence, validity or termination of this Accession Letter) (a “Dispute”). The parties to this Accession Letter agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary. This paragraph 5 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

6.                                This Accession Letter is entered into by deed.

EXECUTED AND DELIVERED AS A DEED BY COCA-COLA HBC AG		EXECUTED AND DELIVERED AS A DEED BY 3E (CYPRUS) LIMITED

By:	/s/ J. Gustavsson	By:	/s/ R. Petri
Name:	J. Gustavsson	Name:	R. Petri

Date: 9 October 2013		Date: 9 October 2013

By:	/s/ M. Imellos	By:	/s/ C. Christodoulakis
Name:	M. Imellos	Name:	C. Christodoulakis

Date: 9 October 2013		Date: 9 October 2013